Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
May 15, 2014 at 1:05 PM PDT		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Dan Evans
Nordstrom, Inc.
(206) 303-3036
Nordstrom First Quarter 2014 Earnings Exceed Outlook
Seeks Financial Partner for its Credit Card Receivables
SEATTLE, Wash. (May 15, 2014) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share of $0.72 for the first quarter ended May 3, 2014, which exceeded the Company’s prior outlook of $0.60 to $0.70. The Company continued its progress in executing its customer strategy while maintaining disciplined execution around inventory and expenses.
Nordstrom also announced it will seek a financial partner for its Nordstrom credit card receivables, which totals approximately $2 billion. The Company believes there is an opportunity to explore a financial partnership in which it can maintain its customer focus while gaining greater financial flexibility. With any potential transaction, the Company does not expect any change to the customers’ experience and plans to retain all key aspects of the customer relationship. The Company expects any such partnership to have a minimal impact on existing operations and jobs.
There can be no assurance that the process of exploring any partnership will result in a consummated transaction. The Company does not expect to disclose further developments with respect to the process unless and until a definitive agreement is reached or the process of exploration is otherwise terminated. Any potential transaction will be subject to certain strategic and financial considerations, as well as regulatory approvals and other customary conditions. Goldman, Sachs & Co. and Guggenheim Securities, LLC are serving as financial advisors to Nordstrom in this process.
FIRST QUARTER SUMMARY

•
First quarter net earnings were $140 million compared with $145 million for the same period last year. This decrease reflected planned technology investments to improve service and experience across channels and infrastructure costs related to the upcoming entry into Canada. Total Company net sales of $2.8 billion increased 6.8 percent compared with the same period in fiscal 2013 and total Company comparable sales increased 3.9 percent.

•
Nordstrom comparable sales, which consist of the full-line and Direct businesses, increased 3.3 percent compared with last year’s comparable sales increase of 3.1 percent. Top-performing merchandise categories included Accessories, Women’s Shoes, and Cosmetics.

•	Full-line comparable sales decreased 1.9 percent. The Southwest and Southern California regions were the top-performing geographic areas.

•
Direct net sales increased 33 percent in the first quarter, on top of last year’s first quarter increase of 25 percent, driven by expanded merchandise selection and ongoing technology investments to enhance the online experience.

•
Nordstrom Rack net sales increased $126 million, or 20 percent, compared with the same period in fiscal 2013, reflecting 27 store openings since the first quarter of fiscal 2013. Nordstrom Rack comparable sales increased 6.4 percent.

•
Gross profit, as a percentage of net sales, decreased 124 basis points compared with the same period in fiscal 2013 in part due to increased markdowns in response to the heightened promotional environment. The decrease was also attributable to Nordstrom Rack’s accelerated store expansion and growth in the Nordstrom Rewards loyalty program. With 3.9 million active members, sales from members represented 38 percent of sales, increasing from 36 percent for the same period last year.

•
Ending inventory increased 10.2 percent per square foot compared with the same period in fiscal 2013, which outpaced the increase in sales per square foot of 3.6 percent. The difference primarily reflected planned inventory investments to fuel growth at Nordstrom Rack, in well-performing merchandise categories, and at NordstromRack.com.

•
Selling, general and administrative expenses, as a percentage of net sales, decreased 40 basis points compared with the same period in fiscal 2013, primarily due to the combination of lower variable expenses and expense leverage from increased sales volume.

•	Earnings before interest and taxes was $265 million, or 9.3 percent of net sales, compared with $275 million, or 10.3 percent of net sales, for the same quarter last year.

•
During the quarter, the Company repurchased 3.2 million shares of its common stock for $192 million. A total of $478 million remains under existing share repurchase board authorization. The actual number and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

•
Return on invested capital (ROIC) for the 12 months ended May 3, 2014 was 13.3 percent compared with 14.0 percent for the same period last year. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

EXPANSION UPDATE
Nordstrom announced plans to open three full-line stores and 17 Nordstrom Rack stores during the remainder of fiscal 2014. In the first quarter of 2014, Nordstrom opened the following stores:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom Rack
Palm Desert, CA	One Eleven Towne Center	33	March 6
San Francisco, CA	901 Market Street	44	March 6
Chicago, IL	Lincoln Park	40	April 3
Riverside, CA	Riverside Plaza	44	April 3
Skokie, IL	Shops at Orchard Place	35	April 3
Tulsa, OK	Woodland Plaza	33	April 3
Wauwatosa, WI	Mayfair Collection	36	April 3
Brooklyn, NY	505 Fulton Street	40	May 1
Columbus, OH	Sun Center	38	May 1
Houston, TX	Village Plaza at Bunker Hill	30	May 1

Number of stores	May 3, 2014	May 4, 2013
Nordstrom	117	117
Nordstrom Rack and other	153	128
Total	270	245

Gross square footage	26,407,000	25,463,000

FISCAL YEAR 2014 OUTLOOK
The Company’s annual earnings per diluted share expectations are unchanged, incorporating first quarter results, the impact of share repurchases in the first quarter, and assumptions around the promotional environment over the near-term. Our updated expectations for fiscal 2014 are as follows:

	Prior Outlook	Current Outlook
Net sales	5.5 to 7.5 percent increase	5.5 to 7.5 percent increase
Comparable sales	2 to 4 percent increase	2 to 4 percent increase
Credit card revenues	$0 to $5 increase	$0 to $5 increase
Gross profit (%)	10 to 30 basis point decrease	30 to 50 basis point decrease
Selling, general and administrative expenses (%)	10 to 30 basis point increase	0 to 20 basis point increase
Interest expense, net	Approximately $25 decrease	Approximately $25 decrease
Effective tax rate	39.0%	39.0%
Earnings per diluted share, excluding the impact of any future share repurchases	$3.75 to $3.90	$3.75 to $3.90
Diluted shares outstanding	Approximately 196 million	Approximately 194 million
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to discuss first quarter 2014 results and 2014 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers’ slides and Performance Summary document, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ slides and Performance Summary document will be available in the Earnings section for one year. Interested parties may also dial 415-228-4850 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-1087 until the close of business on May 22, 2014.
ABOUT NORDSTROM
Nordstrom, Inc. is one of the leading fashion specialty retailers based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 270 stores in 36 states, including 117 full-line stores, 150 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom also serves customers through Nordstrom.com and the newly developed site NordstromRack.com, which operates in partnership with its online private sale site, HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 31, 2015, anticipated annual comparable sales rate, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our growth strategy, including expansion into new markets, acquisitions, investments in our stores and online, our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the transformation of our business/financial model as we increase our investments in growth opportunities, including our online business and our ability to manage related organizational changes; exploration of a partnering relationship with respect to the Company's credit card receivables; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision-making; efficient and proper allocation of our capital resources; our ability to safeguard our reputation and maintain our vendor relationships; the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; our compliance with applicable banking-related laws and regulations impacting our ability to extend credit to our customers, employment laws and regulations, certain international laws and regulations, other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters, and ethical standards; impact of the current regulatory environment and financial system and health care reforms; compliance with debt covenants, availability and cost of credit, changes in interest rates, and trends in debt repayment patterns, personal bankruptcies, and bad debt write-offs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended February 1, 2014, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended
	May 3, 2014	May 4, 2013
Net sales	$2,837	$2,657
Credit card revenues	94	92
Total revenues	2,931	2,749
Cost of sales and related buying and occupancy costs	(1,822)	(1,673)
Selling, general and administrative expenses	(844)	(801)
Earnings before interest and income taxes	265	275
Interest expense, net	(35)	(39)
Earnings before income taxes	230	236
Income tax expense	(90)	(91)
Net earnings	$140	$145

Earnings per share:
Basic	$0.74	$0.74
Diluted	$0.72	$0.73

Weighted-average shares outstanding:
Basic	189.8	195.6
Diluted	192.7	199.0

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	May 3, 2014	February 1, 2014	May 4, 2013
Assets
Current assets:
Cash and cash equivalents	$1,015	$1,194	$1,190
Accounts receivable, net	2,167	2,177	2,087
Merchandise inventories	1,698	1,531	1,485
Current deferred tax assets, net	238	239	226
Prepaid expenses and other	89	87	84
Total current assets	5,207	5,228	5,072

Land, buildings and equipment (net of accumulated depreciation of $4,502, $4,395 and $4,164)	3,011	2,949	2,624
Goodwill	175	175	175
Other assets	240	222	264
Total assets	$8,633	$8,574	$8,135

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,347	$1,263	$1,206
Accrued salaries, wages and related benefits	295	395	230
Other current liabilities	982	876	856
Current portion of long-term debt	7	7	7
Total current liabilities	2,631	2,541	2,299

Long-term debt, net	3,110	3,106	3,119
Deferred property incentives, net	499	498	482
Other liabilities	357	349	347

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 189.3, 191.2 and 195.0 shares issued and outstanding	1,896	1,827	1,698
Retained earnings	177	292	235
Accumulated other comprehensive loss	(37)	(39)	(45)
Total shareholders' equity	2,036	2,080	1,888
Total liabilities and shareholders' equity	$8,633	$8,574	$8,135

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Quarter Ended
	May 3, 2014	May 4, 2013
Operating Activities
Net earnings	$140	$145
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	118	109
Amortization of deferred property incentives and other, net	(18)	(16)
Deferred income taxes, net	(16)	(11)
Stock-based compensation expense	13	17
Tax benefit from stock-based compensation	4	6
Excess tax benefit from stock-based compensation	(5)	(7)
Bad debt expense	15	14
Change in operating assets and liabilities:
Accounts receivable	(16)	8
Merchandise inventories	(184)	(143)
Prepaid expenses and other assets	(2)	(5)
Accounts payable	131	141
Accrued salaries, wages and related benefits	(98)	(174)
Other current liabilities	105	54
Deferred property incentives	22	16
Other liabilities	8	7
Net cash provided by operating activities	217	161

Investing Activities
Capital expenditures	(174)	(149)
Change in credit card receivables originated at third parties	12	20
Other, net	(3)	(2)
Net cash used in investing activities	(165)	(131)

Financing Activities
Proceeds from long-term borrowings	8	—
Principal payments on long-term borrowings	(2)	(2)
(Decrease) increase in cash book overdrafts	(21)	75
Cash dividends paid	(63)	(59)
Payments for repurchase of common stock	(207)	(174)
Proceeds from issuances under stock compensation plans	50	31
Excess tax benefit from stock-based compensation	5	7
Other, net	(1)	(3)
Net cash used in financing activities	(231)	(125)

Net decrease in cash and cash equivalents	(179)	(95)
Cash and cash equivalents at beginning of period	1,194	1,285
Cash and cash equivalents at end of period	$1,015	$1,190

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Retail Business
Our Retail business includes our Nordstrom branded full-line stores and website, our Nordstrom Rack stores, and our other retail channels including HauteLook, NordstromRack.com and our Jeffrey stores. It also includes unallocated corporate center expenses. The following table summarizes the results of our Retail business for the first quarter of 2014 compared with the first quarter of 2013:

	Quarter Ended
	May 3, 2014		May 4, 2013
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$2,837	100.0%	$2,657	100.0%
Cost of sales and related buying and occupancy costs	(1,820)	(64.2%)	(1,672)	(62.9%)
Gross profit	1,017	35.8%	985	37.1%
Selling, general and administrative expenses	(793)	(28.0%)	(754)	(28.4%)
Earnings before interest and income taxes	224	7.9%	231	8.7%
Interest expense, net	(31)	(1.1%)	(33)	(1.2%)
Earnings before income taxes	$193	6.8%	$198	7.5%
1Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Credit
Our Credit business earns finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the first quarter of 2014 compared with the first quarter of 2013:

	Quarter Ended
	May 3, 2014	May 4, 2013
Credit card revenues	$94	$92
Credit expenses	(53)	(48)
Earnings before interest and income taxes	41	44
Interest expense	(4)	(6)
Earnings before income taxes	$37	$38

	Quarter Ended
	May 3, 2014	May 4, 2013
Allowance at beginning of period	$80	$85
Bad debt expense	15	14
Write-offs	(19)	(21)
Recoveries	4	7
Allowance at end of period	$80	$85

Annualized net write-offs as a percentage of average credit card receivables	2.9%	2.8%
Annualized net write-offs (including finance charges and fees) as a percentage of average credit card receivables	3.4%	3.3%
30 days or more delinquent as a percentage of ending credit card receivables	1.6%	1.7%
Allowance as a percentage of ending credit card receivables	3.7%	4.1%

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar and share amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. For the 12 fiscal months ended May 3, 2014, our ROIC decreased to 13.3% compared with 14.0% for the 12 fiscal months ended May 4, 2013.
ROIC is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	May 3, 2014	May 4, 2013
Net earnings	$728	$732
Add: income tax expense	454	450
Add: interest expense	158	160
Earnings before interest and income tax expense	1,340	1,342

Add: rent expense	131	111
Less: estimated depreciation on capitalized operating leases[1]	(70)	(59)
Net operating profit	1,401	1,394

Estimated income tax expense[2]	(538)	(531)
Net operating profit after tax	$863	$863

Average total assets[3]	$8,490	$8,175
Less: average non-interest-bearing current liabilities[4]	(2,492)	(2,303)
Less: average deferred property incentives[3]	(492)	(491)
Add: average estimated asset base of capitalized operating leases[5]	969	777
Average invested capital	$6,475	$6,158

Return on assets	8.6%	8.9%
ROIC	13.3%	14.0%
1Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property. Asset base is calculated as described in footnote 5 below.
2Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended May 3, 2014 and May 4, 2013.
3Based upon the trailing 12-month average.
4Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.
5Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12-months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and cost of capital. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of May 3, 2014 and May 4, 2013, our Adjusted Debt to EBITDAR was 2.1.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2014[1]	2013[1]
Debt	$3,117	$3,126
Add: estimated capitalized operating lease liability[2]	1,045	890
Less: fair value hedge adjustment included in long-term debt	(45)	(57)
Adjusted Debt	$4,117	$3,959

Net earnings	$728	$732
Add: income tax expense	454	450
Add: interest expense, net	157	158
Earnings before interest and income taxes	1,339	1,340

Add: depreciation and amortization expenses	464	438
Add: rent expense	131	111
Add: non-cash acquisition-related charges	7	9
EBITDAR	$1,941	$1,898

Debt to Net Earnings	4.3	4.3
Adjusted Debt to EBITDAR	2.1	2.1
1The components of Adjusted Debt are as of May 3, 2014 and May 4, 2013, while the components of EBITDAR are for the 12 months ended May 3, 2014 and May 4, 2013.
2Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12-months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the first quarter of 2014, Free Cash Flow decreased to $(29) compared with $48 for the first quarter of 2013.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Quarter Ended
	May 3, 2014	May 4, 2013
Net cash provided by operating activities	$217	$161
Less: capital expenditures	(174)	(149)
Less: cash dividends paid	(63)	(59)
Add: change in credit card receivables originated at third parties	12	20
(Less) Add: change in cash book overdrafts	(21)	75
Free Cash Flow	$(29)	$48

Net cash used in investing activities	$(165)	$(131)
Net cash used in financing activities	$(231)	$(125)